EXHIBIT (k)(3)

                            AMENDMENT TO REGISTRAR,
                  TRANSFER AGENCY AND PAYING AGENCY AGREEMENT


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                                                                  Exhibit (k)(3)


                                 FIRST AMENDMENT
                                       TO
             REGISTRAR, TRANSFER AGENCY AND PAYING AGENCY AGREEMENT

1.       General Background. In accordance with the Amendment provision in
         Section 11 of the Registrar, Transfer Agency and Paying Agency Agreement between State Street Bank and Trust Company (the "Bank") and Royce Focus Trust, Inc. (the "Fund") dated November 21, 1997, (the "Agreement"), the parties desire to amend the Agreement.

         1.2 This Amendment shall be effective ________ __, 2003 (the "Amendment") and all defined terms and definitions in the Agreement shall be the same in the Amendment except as specifically revised by this Amendment.

2. Additional Stock. The Fund will be issuing a new series of Cumulative Preferred Stock on ________ __, 2003. Section 1.01 of the Agreement is hereby deleted in its entirety and the new Section 1.01 below is inserted in its place.

         1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as registrar, transfer agent, dividend paying agent and agent in connection with the payment of any redemption or liquidation proceeds for the Fund's authorized and issued shares of its Cumulative Preferred Stock, including its 7.45% Cumulative Preferred Stock and its ____% Cumulative Preferred Stock ("Shares"), as set out in the prospectuses of the Fund offering the sale of the Shares.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this ___ day of ________, 2003.



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
EQUISERVE, INC.
EQUISERVE TRUST COMPANY, N.A.                                   ROYCE FOCUS TRUST, INC.
(as Successors in interest of State Street
Bank & Trust Company)

ON BEHALF OF BOTH ENTITIES:

By:      __________________________________________             By:      __________________________________________
Name:    __________________________________________             Name:    __________________________________________
Title:   __________________________________________             Title:   __________________________________________
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